FOR IMMEDIATE RELEASE

Pep Boys to Present at Gabelli & Company's
Annual Automotive Aftermarket Symposium

PHILADELPHIA - October 31, 2014 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket service and retail chain, today announced that Executive Vice President - Chief Financial Officer David Stern will present an overview of the Company's strategy and initiatives at the upcoming Gabelli & Company Automotive Aftermarket Symposium in Las Vegas on November 4th.

A webcast of Pep Boys' presentation will be available at http://wsw.com/webcast/gabelli59/pby and on the Company's website at www.pepboys.com. In connection with the presentation, Pep Boys has updated its investor presentation slides, which will also be available at www.pepboys.com.

About Pep Boys

Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With over 7,500 service bays in approximately 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "guidance," "expect," "anticipate," "estimates," "targets," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

###

Investor Contact:
Sanjay Sood
(215) 430-9105
Email: investorrelations@pep boys.com